Exhibit 99.1

21Shares Announces 3-for-1 Share Split for ARK 21Shares Bitcoin ETF (ARKB)

New York, 2 June 2025 – 21Shares US LLC ("21Shares"), an affiliate of 21Shares AG, one of the world’s largest issuers of crypto exchange traded funds (“ETFs”), today announced a 3-for-1 share split for its flagship fund ARK 21Shares Bitcoin ETF (ARKB). This move is designed to make shares more accessible to a broader base of investors and enhance trading efficiency.

The share split is expected to be effective at market open on June 16, 2025. Following the split, the fund’s shares will continue to trade under the ticker symbol “ARKB” under the same CUSIP, and the total net asset value (NAV) of ARKB will not change as a result of the split. The investment objective, strategy, and underlying holdings of the fund remain unchanged.

Fund name	Ticker	CUSIP	Split Ratio	Record Date	Pay Date	Ex-Date
ARK 21Shares Bitcoin ETF	ARKB	409191022	3:1	June 12, 2025	June 13, 2025	June 16, 2025

ARKB is a physically-backed Bitcoin ETF that seeks to track the performance of Bitcoin as measured by the performance of the CME CF Bitcoin Reference Rate – New York Variant. The fund is designed to offer investors regulated access to the world’s largest cryptocurrency.

For more information on ARKB, please visit https://www.21shares.com/en-us/product/arkb.

About 21Shares

21Shares AG, an affiliate of 21Shares US LLC, the sponsor to the ARK 21Shares Bitcoin ETF (ARKB), is one of the world’s leading cryptocurrency exchange traded product providers and offers the largest suite of crypto ETPs in the market. The company was founded to make cryptocurrency more accessible to investors, and to bridge the gap between traditional finance and decentralized finance. 21Shares listed the world’s first physically-backed crypto ETP in 2018, building a seven-year track record of creating crypto exchange-traded funds that are listed on some of the biggest, most liquid securities exchanges globally. Backed by a specialized research team, proprietary technology, and deep capital markets expertise, 21Shares delivers innovative, simple and cost-efficient investment solutions.

21Shares is a member of 21.co, a global leader in decentralized finance. For more information, please visit www.21Shares.com

Contact: matteo.valli@21shares.com

Important Information

The information provided does not constitute a prospectus or other offering material and does not contain or constitute an offer to sell or a solicitation of any offer to buy securities or financial instruments in any jurisdiction, including the United States. Some of the information published herein may contain forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the stock split, and are subject to risks, uncertainties and other factors beyond ARKB’s control, including those risks set forth in ARKB’s annual report on Form 10-K and subsequent SEC filings. The information contained herein may not be considered as economic, legal, tax, or other advice and viewers are cautioned not to base investment or any other decisions on the content hereof.

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